Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 4, 2022
American Equity Reports Solid Results in line with Expectations
Company Highlights
•Q1 2022 net income available to common stockholders of $555.3 million, or $5.67 per diluted common share
•Non-GAAP operating income1 available to common stockholders for the first quarter 2022 was $89.9 million, or $0.92 per diluted common share
•Repurchased $253 million or 6.3 million common shares year-to-date as of April 30
•Private asset deployment momentum continues with approximately $900 million sourced in the quarter
•American Equity and Brookfield's North End Re (Cayman) SPC expand reinsured products, providing additional flow business and accelerating path to $10 billion of ceded liabilities
WEST DES MOINES, Iowa (May 4, 2022) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported on its first quarter 2022 results. These results include improved yields in the investment portfolio, continuing implementation of new relationships with "best-in-class" asset originators, and new sales and other operating costs and expenses in-line with expectations set out on the company's fourth quarter 2021 results conference call.
Non-GAAP operating income1 available to common stockholders for the first quarter of 2022 was $89.9 million, or $0.92 per diluted common share. First quarter 2021 net income available to common stockholders was $271.8 million, or $2.82 per diluted common share; the non-GAAP measures were $41.4 million, or $0.43 per diluted common share for the first quarter of 2021.
The year-over-year increase in quarterly non-GAAP operating income1 available to common stockholders primarily reflected a substantial increase in average yield on invested assets due to strong returns on partnership and other market value investments and the significant reduction in cash balances over the last twelve months. The benefit of higher yield was partly offset by increases in the cost of money, other operating costs and expenses, and the increase in the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR).
For the first quarter of 2022, net investment income increased $70 million from the comparable quarter of 2021 reflecting an increase in average yield on investments resulting from strong returns from partnerships and other mark-to-market assets, lower cash balances, and the increase in allocation to higher yielding privately sourced assets.

Compared to the first quarter of 2021, the change in the liability for future policy benefits to be paid for LIBR increased by $13 million, driven by increased utilization on old seasoned blocks as we re-price fees at reset periods, partially offset by higher actual than expected index credits in the quarter. Management expects that in the second quarter, the change in the liability for future policy benefits to be paid for LIBR will continue to remain elevated, absent the benefit of higher than expected index credits.
Compared to the first quarter of 2021, amortization of deferred policy acquisition and sales inducement costs decreased by $4 million.
As of March 31, 2022, notional value2 under reinsurance agreements - generating six to seven year of "fee-like" ROA earnings - was $4.3 billion, up from $4.1 billion at year-end 2021.
DELIVERED ON INVESTMENT MANAGEMENT STRATEGIC GOALS
American Equity’s investment spread was 2.51% for the first quarter of 2022 compared to 2.29% for the fourth quarter of 2021 and 2.00% for the first quarter of 2021. On a sequential quarterly basis, the average yield on invested assets increased by 35 basis points - as mark to market gains on partnerships and other fair value assets were stronger in this year's first quarter - while the cost of money increased 13 basis points. Adjusted investment spread excluding non-trendable items3 increased to 2.45% in the first quarter of 2022 from 2.03% in the fourth quarter of 2021.
Average yield on invested assets was 4.15% in the first quarter of 2022 compared to 3.80% in the fourth quarter of 2021. The average adjusted yield on invested assets excluding non-trendable items3 was 4.12% in the first quarter of 2022 compared to 3.68% in the fourth quarter of 2021. Relative to the prior quarter, the average adjusted yield in the first quarter of 2022 reflected an increase of 32 basis points from returns on partnerships and other mark-to-market assets and a 10 basis points benefit due to lower cash holdings relative to invested assets. Since partnership and other mark-to-market asset returns can vary by quarter, excluding that benefit and non-trendable items, average yield improved from 3.68% in the fourth quarter of 2021 to 3.80% in the first quarter of 2022.
Average cash and equivalents in the insurance companies' portfolios was $1.7 billion compared to $4.8 billion in the fourth quarter of 2021. Cash and equivalents in the insurance companies' portfolios as of March 31, 2022 was $576 million. During the quarter, investment asset purchases totaled $4.7 billion and were made at an average rate of 3.58%, including approximately $900 million of private assets at 5.41%.
American Equity CEO & President Anant Bhalla noted, "I am very proud of our team for having delivered on our investment goals outlined less than 18 months ago. First, by de-risking the legacy American Equity structured assets portfolio and raising the portfolio cash position to close to 20% during the pandemic. Second, by transferring $45 billion of core fixed income assets to world-class managers BlackRock and Conning. Third, by putting our private asset origination and scaling plans on a solid foundation with 15.4% of the portfolio or $8.4 billion already invested in private assets with a clear path to our goal of ramping to a 30% to 40% allocation to private assets over time. Finally, we are now fully invested with a portfolio yield at the end of the first quarter of 3.98%"
The aggregate cost of money for annuity liabilities of 1.64% in the first quarter of 2022 was up 13 basis points compared to the fourth quarter of 2021, in line with market costs. The cost of money in the first quarter of 2022 was positively affected by 3 basis points of over-hedging of index-linked credits compared to 14 basis points of hedge gain in the fourth quarter of 2021.

FIA SALES IN-LINE WITH EXPECTATIONS4
First quarter sales were $902 million, of which 98%, or $883 million, were in fixed index annuities. This is in line with the company's focus strategy for 2022 sales. Compared to the first quarter of 2021, total company FIA sales increased 33%. FIA sales at American Equity Life increased 46% while Eagle Life sales declined by 15%.
On a sequential quarterly basis, FIA sales decreased 10% to $883 million primarily due to lower sales in the bank and broker-dealer channel while maintaining a leading market position in the Independent Marketing Organization (IMO) space.
EXPANDED PRODUCT LINE TO BE REINSURED TO BROOKFIELD's NORTH END RE (CAYMAN) SPC
American Equity has executed an agreement with Brookfield's North End Re (Cayman) SPC to expand the company’s income products funding the additional $6 billion in capacity under the reinsurance treaty signed between the two companies in 2021. The new products include American Equity Life’s EstateShield as well as Eagle Life’s Eagle Select Income Focus products. The flow reinsurance transfers a 75% quota share of all sales of these products retrospective from July 1, 2021.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release or that American Equity uses on its conference call, such as anticipate, assuming, become, believe, calls for, can, continue, estimate, expect, forward, future, goal, going forward, grow, intend, likely, look to, may, need, next, on the way, on track, outlook, over time, plan, potential, predictable, project, ramp, should, signal, strategy, target, then, to be, toward, trends, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2022 earnings on Thursday, May 5, at 10:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 1593835 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through May 12, 2022 at 855-859-2056, passcode 1593835 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity CompanyTM that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices slated to open in 2022 in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release.
2    Notional value represents the initial cash surrender value of business ceded subject to recurring fees under reinsurance agreements.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our March 31, 2022 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2022	2021
Revenues:
Premiums and other considerations	$10,078	$13,213
Annuity product charges	52,355	60,082
Net investment income	567,423	497,190
Change in fair value of derivatives	(477,519)	396,305
Net realized losses on investments	(13,127)	(4,583)
Other revenue	8,589	—
Total revenues	147,799	962,207

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	12,638	16,424
Interest sensitive and index product benefits	372,662	476,595
Amortization of deferred sales inducements	143,545	122,975
Change in fair value of embedded derivatives	(1,393,649)	(282,413)
Interest expense on notes payable	6,425	6,393
Interest expense on subordinated debentures	1,317	1,326
Amortization of deferred policy acquisition costs	225,426	203,823
Other operating costs and expenses	58,120	55,865
Total benefits and expenses	(573,516)	600,988
Income before income taxes	721,315	361,219
Income tax expense	155,092	78,535
Net income	566,223	282,684
Less: Net income available to noncontrolling interests	—	—
Net income available to American Equity Investment Life Holding Company stockholders	566,223	282,684
Less: Preferred stock dividends	10,919	10,919
Net income available to American Equity Investment Life Holding Company common stockholders	$555,304	$271,765

Earnings per common share	$5.73	$2.84
Earnings per common share - assuming dilution	$5.67	$2.82

Weighted average common shares outstanding (in thousands):
Earnings per common share	96,866	95,735
Earnings per common share - assuming dilution	97,953	96,216

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended March 31,
	2022	2021
Net income available to American Equity Investment Life Holding Company common stockholders	$555,304	$271,765
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	10,285	3,516
Change in fair value of derivatives and embedded derivatives	(603,354)	(297,634)
Income taxes	127,661	63,794
Non-GAAP operating income available to common stockholders	89,896	41,441
Impact of notable items (b)	—	—
Non-GAAP operating income available to common stockholders, excluding notable items	$89,896	$41,441

Per common share - assuming dilution:
Net income available to American Equity Investment Life Holding Company common stockholders	$5.67	$2.82
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	0.11	0.04
Change in fair value of derivatives and embedded derivatives	(6.16)	(3.09)
Income taxes	1.30	0.66
Non-GAAP operating income available to common stockholders	0.92	0.43
Impact of notable items	—	—
Non-GAAP operating income available to common stockholders, excluding notable items	$0.92	$0.43
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q1 2022
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$5,171,086
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	4,471,086
Accumulated other comprehensive income	(63,706)
Total common stockholders’ equity excluding AOCI (b)	4,407,380
Net impact of fair value accounting for derivatives and embedded derivatives	(750,229)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,657,151

Common shares outstanding	95,019,904

Book Value per Common Share: (c)
Book value per common share	$47.05
Book value per common share excluding AOCI (b)	$46.38
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$38.49
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for derivatives and embedded derivatives is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for derivatives and embedded derivatives as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
March 31, 2022
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Average total stockholders’ equity	$5,549,923
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	4,849,923
Average AOCI	(784,483)
Average common stockholders' equity excluding average AOCI	4,065,440
Average net impact of fair value accounting for derivatives and embedded derivatives	(574,884)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	3,490,556
Impact of notable items on average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	39,018
Average common stockholders' equity excluding average AOCI, average net impact of fair value accounting for derivatives and embedded derivatives and notables	$3,529,574

Net income available to American Equity Investment Life Holding Company common stockholders	$713,856
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	17,068
Change in fair value of derivatives and embedded derivatives	(493,010)
Income taxes	101,051
Non-GAAP operating income available to common stockholders	338,965
Impact of notable items (b)	78,036
Non-GAAP operating income available to common stockholders, excluding notable items	$417,001

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	14.7%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Non-GAAP operating income available to common stockholders	9.7%
Non-GAAP operating income available to common stockholders, excluding notable items	11.8%

Notable Items	Twelve Months Ended
March 31, 2022
Notable items impacting Non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$78,036
Total notable items (b)	$78,036
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.